UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

December 20, 2016

Date of Report (Date of earliest event reported)

TRUSTMARK CORPORATION

(Exact name of registrant as specified in its charter)

Mississippi	000-03683	64-0471500
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

248 East Capitol Street, Jackson, Mississippi	39201
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:	(601) 208-5111

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01.  Regulation FD Disclosure

On July 26, 2016, Trustmark Corporation (“Trustmark”) filed a Current Report on Form 8-K disclosing the authorization of the Board of Directors of Trustmark to terminate a tax-qualified defined benefit plan (the “Plan”) in which substantially all associates who began employment prior to 2007 participate. On December 20, 2016, the Human Resources Committee of the Board of Directors of Trustmark, pursuant to authority delegated by the Board, met to consider the status of the termination of the Plan, including updated estimates of data with respect thereto.   Trustmark is filing this Current Report on Form 8-K to update certain estimates contained in the July 26, 2016 Form 8-K.

Background Information Regarding the Plan.   The Plan provides retirement benefits based upon the length of credited service and final average compensation, as defined in the Plan.  Benefit accruals under the Plan have been frozen since 2009, with the exception of certain associates covered through plans obtained in acquisitions that were subsequently merged into the Plan.  Other than the associates covered through these acquired plans that were merged into the Plan, associates have not earned additional benefits, except for interest as required by law, since the Plan was frozen.  Current and former associates who participate in the Plan retain their right to receive benefits that had accrued as of when the Plan was frozen.  Termination of the Plan is effective as of December 31, 2016.  Upon termination of the Plan, each participant will become fully vested in his or her accrued benefits under the Plan.

Updated Information Regarding Termination of the Plan.   In the July 26, 2016 Form 8-K, Trustmark estimated the cost to fully fund the Plan on a termination basis, as required by Internal Revenue Service and Pension Benefit Guaranty Corporation requirements, to be approximately $67 million, which would be satisfied from current Plan assets (with an estimated value at the time of the July 26, 2016 Form 8-K of approximately $55 million) and a one-time pension settlement expense, which was estimated at the time of the July 26, 2016 Form 8-K as approximately $12 million (pre-tax)).

These estimates were based, in part, upon the Minimum Present Value Segment Rates published by the Internal Revenue Service (the “IRS”) under Internal Revenue Code Section 417(e) (the “IRS Rate”).   On December 13, 2016, the IRS published the IRS Rate as of November 2016, which, pursuant to the Plan documentation, is the IRS Rate that Trustmark is required to use in calculating the cost to fully fund the Plan on a termination basis.  Based upon changes in the IRS Rate, as well as changes in the value of the current Plan assets, Trustmark now estimates that it will incur a one-time pension settlement expense in connection with the termination of the Plan of approximately $17.5 million upon the final distribution of Plan assets rather than $12 million as previously estimated in the July 26, 2016 Form 8-K.  Trustmark does not expect this estimated amount to change materially between the date of this Current Report on Form 8-K and the final distribution of Plan assets which will occur during the second quarter of 2017.  The change in the estimated pension settlement expense from the estimate contained in the July 26, 2016 Form 8-K is primarily attributable to the change in the IRS Rate, and to a significantly lesser extent to the change in value of current Plan assets.

As previously disclosed, Plan participants will have a choice of receiving a lump sum cash payment or an annuity payment under a group annuity contract purchased from an insurance carrier, subject to certain exceptions.  The foregoing estimates (as well as the estimates contained in the July 26, 2016 Form 8-K) assume that a certain proportion of Plan participants will elect to receive a lump sum cash payment rather than annuity payments under a group annuity contract, based in part on Trustmark’s previous experience in terminating a similar defined benefit plan.

The Board reserved the right to defer or revoke the termination of the Plan if circumstances change such that deferral or revocation would be warranted, but has no intent to do so at this time.

Forward-Looking Statements

Certain statements contained in this disclosure constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. You can identify forward-looking statements by words such as “will,” “expect,” “estimate,” or the negative of those terms or other words of similar meaning. You should read statements that contain these words carefully because they discuss our future expectations or state other “forward-

looking” information. These forward-looking statements include statements relating to the various estimates with respect to the termination of the Plan contained in this disclosure.

Risks that could cause actual results to differ materially from current expectations of Management include changes in the lump sum as opposed to annuity election rate of Plan participants.

Although we believe that the expectations reflected in such forward-looking statements are reasonable, we can give no assurance that such expectations will prove to be correct. Except as required by law, we undertake no obligation to update or revise any of this information, whether as the result of new information, future events or developments or otherwise.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TRUSTMARK CORPORATION

BY:	/s/ Louis E. Greer
Louis E. Greer
Treasurer and Principal Financial Officer

DATE:	December 21, 2016